CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Offering Circular on Form 1-A/A (the "Offering Circular"), which is part of this Offering Statement, of our report dated January 25, 2024 relating to the audited financial statements of Incubara Capital Corp. for the fiscal years ended September 30, 2022 and 2021, and the reference to us under the section "Experts" in the Offering Circular.

/s/ Dale Matheson Carr-Hilton LaBonte LLP

Dale Matheson Carr-Hilton LaBonte LLP

Chartered Professional Accountants

Vancouver, British Columbia

January 25, 2024